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                                                                       EXHIBIT 8


                          [Letterhead of Brown & Wood]



                                  June 2, 1997



BancFirst Corporation
101 N. Broadway
Suite 200
Oklahoma City, Oklahoma 73102

     Re:  BancFirst Corporation
          BFC Capital Trust I
          Registration Statement on Form S-4
          File No. 333-25599

Dear Sirs:

     We have acted as special tax counsel for BancFirst Corporation (the "Corporation") and BFC Capital Trust I (the "Trust") in connection with the offer to exchange up to U.S. $25,000,000 of the Trust's 9.65% Series B Capital Securities which have been registered under the Securities Act of 1933, as amended, for a like Liquidation Amount of the Trust's outstanding 9.65% Series A Capital Securities. In rendering our opinion, we have examined the Amended and Restated Trust Agreement dated as of February 4, 1997 (the "Trust Agreement") and have assumed that the Issuer Trustees will conduct the affairs of the Trust in accordance with the Trust Agreement. We hereby confirm the opinions described under the caption "Certain United States Federal Income Tax Consequences" in the prospectus (the "Prospectus") that is part of the Registration Statement on Form S-4 filed by the Corporation and the Trust with the Securities and Exchange Commission on April 22, 1997. Capitalized terms used herein but not defined have the meanings as provided in the Prospectus.
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     We hereby consent to the use of our name under the caption "Certain United
States Federal Income Tax Consequences" in the Prospectus. The issuance of such a consent does not concede that we are an "Expert" for the purposes of the Securities Act of 1933.


                                    Very truly yours,

                                    /s/ Brown & Wood LLP

                                    BROWN & WOOD LLP

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